March 8, 2018	EXHIBIT 99.10 ATTORNEYS AT LAW 321 NORTH CLARK STREET, SUITE 2800 CHICAGO, IL 60654-5313 312.832.4500 TEL 312.832.4700 FAX foley.com 312.832.4549 pgoldberg@foley.com CLIENT/MATTER NUMBER 117227-0101

Via email and U.S. Mail
Sidley Austin LLP Attn: Kai Haakon E. Liekefett 787 Seventh Avenue New York, New York 10019

Re:	Your Letter of March 1, 2018 Purporting to Reject Blue Lion Capital’s Notice of Shareholder Proposals and Nominations for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc.

Dear Mr. Liekefett:

We are writing on behalf of our client, Blue Lion Opportunity Master Fund, L.P. (“Blue Lion OMF”), to respond to your letter, dated March 1, 2018 (the “Comment Letter”), written on behalf of your client, HomeStreet, Inc., a Washington corporation (the “Company” or “HomeStreet”).  The Comment Letter related to the notice from Blue Lion Opportunity Master Fund, L.P., dated Friday, February 23, 2018, a 133-page submission that was delivered to the Secretary of the Company (the “Notice Letter”).  The Notice Letter notified the Company of Blue Lion OMF’s intent to propose three proposals and nominate two candidates for election as directors (the “Nominees”) at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”).

Notice Letter Complied With All Material Requirements

The Notice Letter is wholly compliant with the Company’s Amended and Restated Bylaws (the “Bylaws”) and includes every material piece of required information relating to Blue Lion OMF, the Blue Lion Parties (as defined in the Notice Letter), the Nominees, and the governance proposals.  Moreover, the Notice Letter provided more than sufficient detail for HomeStreet to have advance notice of Blue Lion OMF’s intentions, and more than adequate information about the backgrounds of Blue Lion OMF and the Nominees.  There is no doubt the Company received satisfactory notice of Blue Lion OMF’s intentions and plans.

Your contrary view appears to be grounded principally on the basis of two faulty assumptions.  First, you have assumed that the Bylaws require the inclusion of all information that would be required in a proxy statement.  They do no such thing.  And second, you assume that a line or space left blank, or the lack of acknowledgement of a particular requirement, means that there is critical information missing from the Notice Letter.  It does not.

The Bylaws Do Not Incorporate all the Requirements of Schedule 14A

Section 1.13(b) of the Bylaws sets out the information that is required in a notice in order for a shareholder to “properly bring any item of business before an annual meeting of shareholders.”  The Bylaws, Section 1.13, Subsection (i) then provides eleven categories of information that must be included “as to the Noticing Shareholder” (and any beneficial owner for whom the Noticing Shareholder holds, which are together referred to as the “Holder”).  See Section 1.13(b)(i)(A) of the Bylaws.  Section 1.13(b)(i)(J) of the Bylaws provides that the Noticing Shareholder must include “any other information relating to the Holder that would be required to be disclosed in a proxy statement.”  (Emphasis added.)

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

Sidley Austin LLP
March 8, 2018

Blue Lion OMF provided the information required in each of these eleven categories, including information related to the Holder that would be required in a proxy statement.’  Please see Appendix A.

In addition to this information, to validly make proposals other than nominations, the Noticing Shareholder must also comply with Section 1.13(b)(ii), which requires only a brief description of the business to be brought before the meeting and a description of any agreements and arrangements between the Holder and any other person in connection with the business.  Blue Lion OMF clearly provided this information as well.  See the section of the Notice Letter labeled “Information Regarding Shareholder,” beginning on Page 10 and ending on page 12, and the Notice Letter at pages 22-23 (Exhibit A-1 and Exhibit A-2).

To validly nominate an individual, the Noticing Shareholder must comply with Section 1.13(b)(iii) and Section 1.13(b)(v).  There are three essential requirements in those provisions: (1) all of the information “relating to the Holder” that would be required in a proxy statement must be disclosed; (2) a description of any related party transactions between Blue Lion OMF and the Nominees must be disclosed; and (3) certain representations must be made that are contained in forms supplied by the Company.

As to the latter two requirements, both of these items were fully addressed in the Notice Letter, as Blue Lion OMF stated the absence of any related party transactions between the parties under the Section labeled “Information Regarding Nominees – Absence of Certain Transactions,” on Page 9 of the Notice Letter, and the Nominees submitted their questionnaires, representations and agreements as part of the Notice Letter.  (Note as well that each Nominee voluntarily provided a Certificate of Nominee to ensure all the required representations had been made since the Company’s forms were insufficient for this purpose.  See Notice Letter at pages 20-21.)  All of the information required by the first provision (information about the Holder) was also provided, as indicated above.

Importantly, nowhere in the Bylaws is there a requirement for a Noticing Shareholder to provide all information that is required in a proxy statement, only information relating to the Holder.  Nowhere do the Bylaws call for information about the solicitation itself or even the information regarding the Nominees that would be required to be disclosed in a proxy statement.  Other companies have such requirements to be sure, but not the Company.  Compare SandRidge Energy, Inc. Bylaws, Section 2.9(c) (calling for nominee information: “set forth, as to each person, if any, whom the stockholder proposes to nominate … all information relating to such person that would be required to be disclosed in a proxy statement…”); Fiesta Restaurant Group Bylaws Section 11(A)(2) (calling for nominee information: “set forth … as to each person whom the stockholder proposes to nominate for election or re-election as a director … all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act…”); Microsoft Corporation Bylaws Section 1.13(b)(iii) (calling for nominee information: “Set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board … all information relating to each nominee that would be required to be disclosed in a proxy statement…”).

Sidley Austin LLP
March 8, 2018

The plain language of the Bylaws does not require that a nominating party provide to the Company in its advance notice all of the information that would go into a proxy statement, or in fact any of the information that would go into a proxy statement concerning the nominees, unless that information is otherwise called for in the Board of Directors Questionnaire or the Bylaws specifically.

Because the Bylaws do not require all the information that is required in a proxy statement – and instead only request information that would be required in a proxy statement “relating to the Holder” – many of your objections are erroneous.  That is true for your items numbered 2(f) (relating to securities owned by “participants,” except as Blue Lion OMF and the Blue Lion Parties may be deemed participants, and any applicable information for Blue Lion OMF and the Blue Lion Parties was provided); 2(g) (relating to indebtedness of “each participant” except as Blue Lion OMF and the Blue Lion Parties may be deemed participants, and any applicable information for Blue Lion OMF and the Blue Lion Parties was provided); 2(h) (relating to contracts entered into by “any of the participants” except as Blue Lion OMF and the Blue Lion Parties may be deemed participants, and any applicable information for Blue Lion OMF and the Blue Lion Parties was provided); 2(i) (relating to securities owned by “each of the participant’s associates”); 2(j) (relating to ownership of securities of the Company’s parent or subsidiary by “each participant” except as Blue Lion OMF and the Blue Lion Parties may be deemed participants, and any applicable information for Blue Lion OMF and the Blue Lion Parties was provided); 2(k) (relating to information required by Item 404(a) for “all associates of each participant”); 2(l) (relating to interests that “any person” has); 2(m) (relating to the security ownership of “certain beneficial owners”); and 2(n) (relating to pledges by “any person”).  None of these items needed to be in the Notice Letter, except with regard to Blue Lion OMF itself and the Blue Lion Parties (if there was applicable information), because otherwise none of them “relate to the Holder.”

By way of further example, you claim in your press release dated March 6, 2018 that Blue Lion OMF failed to indicate whether it will seek reimbursement of solicitation expenses. But, disclosure on this topic is simply not required under the Bylaws. Reimbursement of solicitation expenses does not “relate[] to the Holder.” Nowhere do the Bylaws call for information about the solicitation itself.  Further, even if information about the reimbursement of solicitation expenses had been required, there is no information to disclose (and thus no disclosure is required), as the parties are in the process of formulating and determining plans and methods for soliciting proxies, including matters related to reimbursement.

Similarly, we were not required to provide information about the Nominees that would be required in a proxy statement.  And, so, for example, when you claim that the Notice Letter was deficient because the Notice Letter failed to describe the principal business of the corporation in which the nominees worked (your item 2(o)), the Comment Letter is simply incorrect.  The Bylaws do not incorporate the requirements of Item 7(b) of Rule 14a-101 of the proxy rules because that rule does not “relate[] to the Holder.”  That said, your Board of Director Questionnaire requests this information and our Nominees properly provided it.  See Notice Letter at pages 3, 24 and 80.)

Sidley Austin LLP
March 8, 2018

The fact is, our client provided substantial information that was not specifically called for, in good faith, about the Nominees to supplement the Board of Directors Questionnaires and to help ensure there could be no dispute about whether the Company had sufficient notice of our client’s intentions to propose three proposals and nominate two candidates for election as directors at the 2018 Annual Meeting.  Specifically, virtually all of the information on page 2 to page 9 of the Notice Letter was voluntarily disclosed by Blue Lion OMF.

The Notice Letter not only complies with the Bylaws as written, but goes well beyond the requirements set forth in the Bylaws.

The Absence of Acknowledging a Requirement in the Notice Letter Does Not Invalidate the Letter.

By our count, twenty-seven of your claims in the Comment Letter are claims that Blue Lion OMF (or the Nominees, in the case of the Board of Directors Questionnaire) failed to respond affirmatively to items that were inapplicable or for which Blue Lion OMF (or the Nominees) had no additional information to provide.  There is no such requirement in the Bylaws or at law.  Nowhere in the Bylaws is there a requirement that a Notice affirmatively aver to every Bylaw requirement when there is not substantive disclosure to be provided.  As the Company has clearly stated publicly in its press release dated March 6, 2018, the aim of the Bylaws is to elicit important information from shareholders who nominate directors or propose other business.  When there is no information to be provided, no response needs to be given.  In other words, an affirmative statement referencing “Not applicable” or “No further information to provide” is not necessary when an item is not relevant or does not apply.

The law and the proxy rules take the same approach, requiring only that a disclosing party provide information and disclosures on the relevant topics where such information exists.  In fact, the proxy rules specifically state that in responding to the items required to be in a proxy statement that “No statement need be made in response to any item or sub-item which is inapplicable.”  Rule 14a-5(a) promulgated under the Securities Exchange Act of 1934, as amended.  It appears the Company must be aware of this disclosure protocol, as the Company has never included in its own proxy statement an affirmative statement that it is not aware of “any arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.”  Yet it wants to try and hold Blue Lion OMF to a different standard.

The Notice Letter itself clearly states that questions or topics that have not been explicitly addressed in the Notice Letter were not forgotten or left incomplete.  Rather, the Notice Letter itself states that such topics have been intentionally omitted because there is no information to disclose.  The Notice Letter cautions the Company not to misinterpret the absence of specific disclosure as a failure to provide information: “The absence of an acknowledgement of any particular requirement should not be understood by the Company to mean that this Notice is incomplete.”  Similarly, each Nominee certifies in the Board of Directors Questionnaires that the information they have provided is “true and complete” and that the answers provided are “accurate and complete.”  (Emphasis added.)  A box left blank was not an incomplete answer; it clearly meant, as was described in the Notice Letter, that the answering party believes there is no information that can be provided.

Sidley Austin LLP
March 8, 2018

This invalidates most of your comments.  Blue Lion OMF was not obligated to develop information or provide answers where it had no information.  Nor was it obligated to respond “Not Applicable” twenty-seven times.  Among others, your items 2(a) (methods to be employed in solicitation, when we do not yet know); 2(b) (people to be used in solicitation, when we have not yet planned or hired a proxy solicitor); 2(c) (disclosure of proxy solicitor arrangements when none exist); 2(d) (total amount estimated to be spent, when no estimate has been developed); 2(e) (costs to be borne by others, when no costs will be borne by others); 2(f) (the amount of securities held of record, when the record ownership of Blue Lion OMF is disclosed and there is no other record ownership); 2(g) (any indebtedness, when there is none); 2(h) (contracts, when there are none); 2(m) (knowledge of securities ownership, when no knowledge exists); 2(i) (the amount of securities of the Company owned by associates, when there are none); 2(j) (the amount of securities of any parent or subsidiary of the Company owned, when there are none); 2(k) (information on related party transactions by associates, when there are no such transactions); 2(l) (a description of any substantial interest that any person has in any matter to be acted upon at the shareholder meeting, if such person is a party to an arrangement or understanding pursuant to which a Nominee is proposed to be elected, when there is nothing to be disclosed other than the information disclosed regarding Blue Lion OMF and the Blue Lion Parties); 2(n) (arrangements of other people that could result in a change in control, when no knowledge exists); 6(b) (Mr. Millers’ derivatives, of which there are none); 6(d) (receipt of consulting, advisory, or other compensatory fee, when there is none); 6(e) (providing information about the sources of compensation if you are a member of the compensation committee, or proposed member, which Mr. Miller is not); 6(f) (related party transactions with the Company, when there are none); 6(g) (indebtedness with the Company, when there is none); 6(i) (related interests, when there are none); 6(j) (knowledge of certain payments made by or on behalf of the Company, when there is no such knowledge); 7(a) (derivative instruments, when there are none); 7(b) (performance-related fees, when there are none); 7(c) (compensation arrangements with nominees, when there are none).

If you had a genuine question about any of the items you assumed were absent from the Notice Letter, you could have easily called or emailed and Blue Lion OMF would have confirmed precisely what was said in the Notice Letter: do not construe the absence of an acknowledgement of a box or requirement as an indication that Blue Lion OMF may have forgotten to disclose something; the Notice Letter includes every material piece of required information relating to Blue Lion OMF, the Blue Lion Parties, and the Nominees.

Nevertheless, there was not, and is not, a requirement to affirmatively state that Blue Lion OMF had no information or the question is inapplicable.  Blue Lion OMF’s obligation was to provide information, where there was information.  There is no missing information and there was no requirement for Blue Lion OMF to repeatedly tell you it was not responding to certain questions because it had no information to provide.  That was evident from the disclosures themselves, the proxy rules and our Notice Letter’s own language.

The Remaining Claimed Deficiencies Are Without Merit or Non-Material.

There are just a few of your complaints that remain.  Each of them is without merit, or non-material.

You claim, for example, in your item 1 that Blue Lion OMF failed to indicate the number of shares beneficially owned by it.  It did not.  The Notice Letter clearly states that Blue Lion OMF is a record holder only, and explains why this is the case (namely, that Roaring Blue Lion Capital Management, L.P. and Charles W. Griege, Jr. have sole voting and dispositive power over the shares held by Blue Lion OMF and those powers are not terminable within sixty days).  Blue Lion OMF is not a beneficial owner of any shares.  (See Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.)  For this same reason, it is not a member of the 13D group, and is not a reporting person on the Schedule 13D filing that the Blue Lion Parties have filed with the Securities and Exchange Commission.

Sidley Austin LLP
March 8, 2018

As noted, the Blue Lion Parties have filed a Schedule 13D, as amended (six amendments have been filed to date), showing the beneficial ownership of the Blue Lion entities.  That data is publicly available, subject to the anti-fraud rules and completely consistent with the disclosures Blue Lion OMF provided to you in the Notice Letter.   There can be no dispute that your items 1, 2(f), and 2(i) are completely without merit.

In your press release dated March 6, 2018, you also claim that there is some ambiguity about the relationship between Blue Lion OMF, on the one hand, and the Blue Lion Parties or Charles W. Griege, Jr., on the other.  We do not believe any such ambiguity exists in the Notice Letter, or elsewhere.  On pages 1 and 11-12 of the Notice Letter, the Notice Letter provides a description of the relationships between the parties, which are common private fund structures.  Blue Lion OMF owns shares in record name.  As disclosed in the Notice Letter, there is no arrangement or understanding between these various entities other than what has already been described – namely, an investment management and general partner relationship.

The Comment Letter inaccurately suggests (in item 2(h)) that our client has not properly disclosed whether it was within the past year a party to any contract, arrangements or understandings with any person with respect to any securities of the Company.  That is incorrect.  The Notice Letter disclosed the applicable information: “Except as otherwise set forth herein, the Shareholder is not, nor has the Shareholder been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  See Notice Letter at page 10.  Blue Lion OMF also disclosed the absence of any such contract or arrangement concerning the Blue Lion Parties.  See Notice Letter at page 11.

Moreover, the Schedule 13D, as amended to date, confirms these answers, as any contract or arrangement with respect to the Company’s securities would have to be disclosed on the Schedule 13D under Item 6 of that Schedule.  (Similarly, your item 3 is misplaced.  There are no such understandings.  If there were, they would have been disclosed in the Notice Letter and the Schedule 13D).

The assertion that the Notice Letter is deficient because it is not clear that Blue Lion OMF or its representative will vote the shares at the meeting is absurd.  Blue Lion OMF represented in the Notice Letter that it intends to be at the meeting, in person or by a representative, to submit the proposals and the nominees for a vote at the meeting.  It also represented in the Notice Letter that it would actively solicit proxies sufficient to ensure that the Proposals are passed and that the Nominees are elected.  The Blue Lion Parties have also consistently stated in their public filings that they will solicit votes for the Nominees.  These representations collectively are sufficient notice to the Company that Blue Lion OMF intends to be present at the meeting and vote all proxies submitted, including its own, sufficient to approve the Proposals and elect the Nominees.

Sidley Austin LLP
March 8, 2018

You claim in item 5(a) that Mr. Tanemura failed to indicate which of the companies for which he serves as a director are public companies or registered investment companies in his response to Question 2(d) of the Board of Director Questionnaire.  But that is incorrect.  Mr. Tanemura, in responding to that question, specifically references his attached CV, which clearly states that TPG Specialty Lending is a “1940 Act investment company.”  See Notice Letter at pages 33 and 24.  If there were any doubt, Mr. Tanemura provided the NYSE trading symbol for the company (“TSLX”) on his CV.  (Moreover, in the Notice Letter, Blue Lion OMF specifically said that “TPG [is] an investment company registered under the Investment Company Act” and noted that Mr. Tanemura does not serve, and has not served during the past five years, on any other public Board.  See Notice Letter at pages 5-6.

You claim in item 6(c) that Mr. Miller failed to indicate whether he holds any “accounting-related professional certificates” in the section of the Board of Directors Questionnaire “to be answered only by members or proposed members of the audit committee.” (Emphasis added.)  Mr. Miller is not on the audit committee or a candidate for the audit committee, so the question was not addressed to him.  Moreover, Mr. Miller, in responding to the Questionnaire, attached and referencs his resume, which indicates the professional certificates and licenses that he holds.  See Notice Letter at page 79.  Mr. Miller also responded in the Board of Director Questionnaire to Question 1(d) regarding his certifications by indicating that he holds a “CFA” designation.

We note that in responding to Question 10(b) of the Board of Directors Questionnaire, Mr. Miller misread the question and thought it was asking about credit extended by the Company or its affiliates, and he did not respond, as he has no such credit.  To support the confusion, it is noteworthy that Question 10(a) relates to indebtedness to the “Company,” and Question 10(c) relates to indebtedness to the “Bank,” yet Question 10(b) relates to neither the Company nor the Bank.  He has subsequently realized it is asking about credit from other financial institutions, and he will supply that information (personal mortgage information) to the Company.  This was an inadvertent and immaterial clerical error.  As discussed below, this type of immaterial error cannot be used to impede Blue Lion OMF’s solicitation of proxies.

You also claim, in your press release dated March 6, 2018, that Mr. Miller “admitted” he had an arrangement with a third party about his nomination but “declined to describe it.”  In fact, the Notice Letter clearly states that Mr. Miller’s only arrangement with a third party is for the reimbursement of any expenses associated with the solicitation.  See Notice Letter at page 6 (“The Blue Lion Parties will reimburse the Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting. … Mr. Miller does not have any arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.”)

In your press release dated March 6, 2018, you also raise a new claim that Mr. Tanemura “did not even confirm his ownership position in HomeStreet securities.”  This is not true.  As the Notice Letter clearly states, Mr. Tanemura was not the beneficial owner of any shares of HomeStreet.  See Notice Letter at page 4.  (Mr. Tanemura has since purchased shares in HomeStreet, as indicated in the recent 13D filing.)  At the time he completed and signed his Board of Directors Questionnaire (some six days prior to the submission of the Notice Letter), Mr. Tanemura was still in the process of contacting his investment managers to determine whether or not he owned any HomeStreet stock.  Nevertheless, before the Notice Letter was submitted, Mr. Tanemura completed that process and Blue Lion OMF provided a clear statement in the Notice Letter that Mr. Tanemura was not the beneficial owner of any HomeStreet stock.

Sidley Austin LLP
March 8, 2018

All of the other claims that the Notice Letter is incomplete or inaccurate are also incorrect, as Appendix A hereto describes in detail, point-by-point.

Even If the Notice Letter is Missing Some Information, HomeStreet Has No Proper Basis to Reject the Nominations and Proposals

Even if any of your claims relating to missing information was found to be valid, this could not be held to invalidate the Notice Letter because the claims are mere technicalities, and none of them are material in nature.  In fact, as you know, the Company’s bylaws contemplate that items requested in the “advance notice provision” focus on “material” information.  Further guidance can be found in the bylaws where it provides that the Corporation may follow-up and require “such other information as may reasonably be required.”  Which gets us back to the earlier reference to a telephone call or email that might have started with “Can you please confirm …?”

As discussed below, the Supreme Court of Washington believes that the right to vote for directors is so important that it cannot be annulled for technical reasons.  In other words, the Comment Letter is nothing more than an attempt by the Company to disenfranchise shareholders’ voting rights and impede Blue Lion OMF’s solicitation of proxies, based on inaccurate technicalities.

Washington State law provides for shareholders to have the right to nominate directors and the Bylaws provide a method for doing so.  Having complied with the law and the Bylaws, Blue Lion OMF insists that its rights as a shareholder be respected.  Even if, arguendo, the Notice was somehow not fully complete, the law makes clear that the Company should not impede Blue Lion OMF from proceeding with its nominations and proposals.

The State of Washington recognizes certain fundamental rights of shareholders.  In Washington State Labor Council v. Federated American Insurance Company, 78 Wn.2d 263 (1970) at 271, the Supreme Court of Washington stated that “The right of a qualified shareholder in a corporation to vote, either personally or by proxy, for the directors who are to manage the corporate affairs is a valuable and vested property right.  It is one of the most important rights incident to stock ownership and should not be annulled for purely technical reasons.”

In recently representing well known bank activist investor Joseph Stilwell in Washington state court your very law firm recognized “the right to participate in the election of the governing board of a corporation is one of the most important rights incident to stock ownership.”  State ex rel. Lidral v. Superior Court, 198 Wash. 610, 615, 89 P.2d 501, 503 (1939).  See also State ex rel. David v. Dailey, 23 Wash. 2d 25, 158 P.2d 330 (1945) (demonstrating Washington state’s policy against disenfranchising voters, and holding proxies may be cast after shareholder vote but before the final result is announced).  Indeed, your law firm acknowledged that “[t]he Washington Supreme Court has long held that shareholders’ legal right to exercise the franchise cannot be denied on the basis of technical non-compliance, inadvertence or mistake.”  Stillwell Value Partners II, L.P. v. First Financial Northwest, Inc., Case No. 12-2-2002-0 KNT, Sup. Ct. Wash., Plaintiffs’ Motion for Expedited Judicial Review (Jun. 11, 2012) (citing Wash. State Labor Council, 78 Wn.2d 263; State ex rel. David, 23 Wn.2d 25).  Here, you are not only interfering with Blue Lion OMF’s right as a shareholder to nominate director candidates, you are also interfering with the rights of all shareholders to make a choice as to who they want as members of the Company’s Board of Directors.

Sidley Austin LLP
March 8, 2018

Additionally, as your law firm has also argued, Delaware authority, which Washington courts consider persuasive on matters of corporate law, recognizes that the “right of shareholders to participate in the voting process includes the right to nominate an opposing slate.”  Harrah's Entm't, Inc. v. JCC Holding Co., 802 A.2d 294, 310 (Del. Ch. 2002) (resolving ambiguity in nominating provision in favor of permitting [the plaintiff] to exercise the electoral rights it ordinarily would possess as a … stockholder.”).  “Because of the obvious importance of the nomination right in our system of corporate governance, Delaware courts have been reluctant to approve measures that impede the ability of stockholders to nominate candidates.” Id.  Accordingly, courts should “requir[e] any restriction impinging upon fundamental electoral rights to be manifested in clear and convincing evidence” in order to “give substantial weight to the important public policy interest against disenfranchisement.” Id. at 313.  See also, Dynamics Corp. v. CTS Corp., 643 F. Supp. 215, 218 (N.D. Ill. 1986) (resolving ambiguity in corporate by-laws in favor of allowing proxies to be counted as votes, noting that “[t]o conclude otherwise would exalt corporate technicality over substance.”)  Delaware courts warn that “when advance notice bylaws unduly restrict the stockholder franchise or are applied inequitably, they will be struck down.” Jana Master Fund, Ltd. v. CNET Networks, Inc., 954 A.2d 335, 344 (Del. Ch. 2008).

There can be no doubt that the purpose of the advance notice provisions in the Bylaws – ensuring that shareholders have a reasonable opportunity to thoughtfully consider nominations – was clearly met here.  The Notice Letter is not the means by which Blue Lion OMF will solicit proxies (as the Notice Letter itself made clear).  Blue Lion OMF will draft and send to shareholders a proxy statement that fully complies with the proxy rules.  This proxy statement will be used to solicit proxies, and it will provide shareholders with all the information needed to make an informed decision on which slate of nominees to support.

Considerations of fairness and the fundamental importance of the shareholder franchise dictate that shareholders be afforded a fair opportunity to nominate an opposing slate.  Even if the Notice Letter did not fully comply with the Bylaws – which is not the case – the compelling interest in permitting shareholders the essential right of voting in corporate elections would compel that the Board permit the nominations and the proposals to be voted upon at the Annual Meeting.

Sidley Austin LLP
March 8, 2018

Conclusion

The Comment Letter reflects an intention to use control of the shareholder election apparatus for the self-interest of insiders and incumbents, in contravention of the obligations of the Board to the shareholders.  For the benefit of all shareholders, the Board must fulfill its fiduciary duties and stop impeding Blue Lion OMF from presenting the Proposals and the Nominees at the Annual Meeting, where shareholders can exercise their right to vote for the directors they prefer.  Please share this letter with HomeStreet’s Board of Directors.

Very truly yours,

/s/ Phillip M. Goldberg

Phillip M. Goldberg

Enclosure

cc:            Charles W. Griege, Jr.

Appendix A

Notice Letter
Purported Deficiency	Response	Information Contained in Notice Letter
Item 1, Page 2 Comment Letter:  Section 1.13(b)(i)(B) of the Bylaws requires a Noticing Shareholder to state the number of shares of the Company that are, directly or indirectly, beneficially owned by the Noticing Shareholder.  The Notice Letter stated the number of shares beneficially owned by the Blue Lion Parties (defined in the Notice Letter as Roaring Blue Lion Capital Management, L.P. and Charles W. Griege, Jr.) but failed to specify the number of shares beneficially owned by the Shareholder.  The Company cannot ascertain from the Notice Letter how many shares are, directly or indirectly, beneficially owned by the Shareholder.

The assertion by HomeStreet, Inc. (the “Company”) is false.  Blue Lion Opportunity Master Fund, L.P. (sometimes referred to herein as the “Noticing Shareholder” or “Holder”) provided all of the required information.

Blue Lion Opportunity Master Fund, L.P. delivered a notice, dated Friday, February 23, 2018 (the “Notice Letter”), to the Secretary of the Company, notifying the Company of its intent to propose three proposals and nominate two candidates for election as directors at the Company’s 2018 annual meeting of shareholders.

As was clearly stated in the Notice Letter, the Noticing Shareholder is a holder of record only.  As was also clearly stated in the Notice Letter, the only beneficial shareholders of shares are the Blue Lion Parties (as defined in the Notice Letter).  The Shareholder and the other Advisory Clients (as defined in the Notice Letter) do not have beneficial ownership because they do not retain the right to rescind the authority granted to the Blue Lion Parties and regain investment or voting power over the shares within sixty days.  Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

See all of the publicly available Schedule 13D filings, as amended to date, of the Blue Lion Parties for more information which clearly describes their holdings and relationships in detail.

Notice Letter disclosure:

“The Shareholder owns of record 1,000 shares of the Company’s common stock, no par value (the “Common Sock” and shares of the Common Stock herein referred to as “Shares”).”  Page 1.

“The principal business of the Blue Lion Parties is to serve as an investment manager or adviser to various pooled investment vehicles, including, among other entities, BLOF II LP, Blue Lion Capital Master Fund, L.P. and Blue Lion Opportunity Master Fund, L.P., and separately managed accounts (collectively, the “Advisory Clients”).  The Blue Lion Parties have sole voting and dispositive power over the Shares held by the Advisory Clients.”  Page 1.

“The Blue Lion Parties beneficially own in the aggregate 1,605,109 Shares, which includes the Shares held by the Shareholder.”  Page 1.

“The Shareholder is the record holder of 1,000 Shares.  The Blue Lion Parties beneficially own in the aggregate 1,605,109 Shares, which includes the Shares held by the Shareholder.  In total, this represents 5.97% of the Company’s outstanding Shares.  The Blue Lion Parties have sole voting and dispositive power over the Shares held by the Advisory Clients.” Page 4.

“Mr. Tanemura does not own Shares, beneficially (directly or indirectly) or of record, and it is his understanding that none of his affiliates or associates own any Shares beneficially (directly or indirectly).”  Page 4.

“Mr. Miller does not own Shares, beneficially (directly or indirectly) or of record, and it is his understanding that none of his affiliates or associates own any Shares beneficially (directly or indirectly).”  Page 4.

Item 2, Page 2 Comment Letter:  Section 1.13(b)(i)(J) of the Bylaws requires a Noticing Shareholder to provide “any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder.”  Section 1.13(b)(iii)(C) of the Bylaws contains a similar requirement.  The Notice Letter failed to provide all of the information required by the following Items in Exchange Act Rule 14a-101:

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As detailed below, the Notice Letter fully provides all information “relating to the Holder” that would be required in a proxy statement.  As appropriate and applicable herein, the term “Holder” includes the Blue Lion Parties, in addition to the Noticing Shareholder

Section 1.13(b)(iii)(C) of the Bylaws calls for the following disclosure:  “all information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act.”  (Emphasis added.)

So, the Bylaws do not require the Noticing Shareholder or its Nominees to provide information about the Nominees, not otherwise called for, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies.  Nonetheless, the Noticing Shareholder provided such applicable information in good faith.

See below for detailed responses.
Item 2.a, Page 2 Comment Letter: Item 4(b)(1): The Shareholder failed to describe the methods employed and to be employed to solicit security holders.
The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

Nowhere in the Bylaws is there a requirement for a Noticing Shareholder to provide all information that is required in a proxy statement, only information relating to the Holder.  Nowhere do the Bylaws call for information about the solicitation itself or even the information regarding the Nominees that would be required to be disclosed in a proxy statement.  So, the Bylaws only require applicable information related to the Holder.  This Item does not relate to the Holder.  It relates to the mechanics of the solicitation.

Even if it did relate to the Holder, there is no information to disclose (and thus no disclosure is required), as the parties have not yet solicited proxies of shareholders, and have not yet determined the methods to be used to solicit proxies.  This information will be provided in the proxy statement.

Although no disclosure is required, the Noticing Shareholder stated:  “As of the date of this letter, neither the Shareholder and the Blue Lion Parties, nor any of their affiliates or associates, have formally retained any person to make solicitations or recommendations, to shareholders for the purpose of assisting in the solicitation for the Proposals or election of the Nominees as Directors.”  Page 12,

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) as supported by the Noticing Shareholder’s disclosure, there is no applicable information to be disclosed at this time (as the parties have not yet solicited proxies of shareholders, and have not yet determined the methods to be used to solicit proxies), and when there is no applicable information, no statement need be made.  Rule 14a-5(a) promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14a-5(a)”).

Item 2.b, Page 2 Comment Letter:  Item 4(b)(2):  If regular employees of the Holder or any other participant in a solicitation have been or are to be employed to solicit security holders, the Shareholder failed to describe the class or classes of employees to be so employed, and the manner and nature of their employment for such purpose.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws require no such information, as they only require information related to the Holder.  This Item does not relate to the Holder.  It relates to the mechanics of the solicitation.

Even if it did relate to the Holder, there is no information to disclose (and thus no disclosure is required), as the parties have not yet solicited proxies of shareholders, and have not yet determined the methods to be used to solicit proxies.  This information will be provided in the proxy statement.

Although no disclosure is required, the Noticing Shareholder stated:  “As of the date of this letter, neither the Shareholder and the Blue Lion Parties, nor any of their affiliates or associates, have formally retained any person to make solicitations or recommendations to shareholders for the purpose of assisting in the solicitation for the Proposals or election of the Nominees as Directors.”  Page 12.

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) as supported by the Noticing Shareholder’s disclosure, there is no applicable information to be disclosed at this time (as the parties have not yet solicited proxies of shareholders, and have not yet determined the methods to be used to solicit proxies), and when there is no applicable information, under Rule 14a-5(a) no statement need be made.

Item 2.c, Page 3 Comment Letter:  Item 4(b)(3):  If specially engaged employees, representatives or other persons have been or are to be employed to solicit security holders, the Shareholder failed to state (i) the material features of any contract or arrangement for such solicitation and the identity of the parties, (ii) the cost or anticipated cost thereof and (iii) the approximate number of such employees or employees of any other person (naming such other person) who will solicit security holders.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws require no such information, as they only require information related to the Holder.  This Item does not relate to the Holder.  It relates to the mechanics of the solicitation.

Even if it did relate to the Holder, there is no information to disclose (and thus no disclosure is required), as the parties have not yet solicited proxies of shareholders, have not engaged a proxy solicitor, and have not yet determined the methods to be used to solicit proxies.  This information will be provided in the proxy statement.

Although no disclosure is required, the Noticing Shareholder stated:  “As of the date of this letter, neither the Shareholder and the Blue Lion Parties, nor any of their affiliates or associates, have formally retained any person to make solicitations or recommendations to shareholders for the purpose of assisting in the solicitation for the Proposals or election of the Nominees as Directors.”  Page 12.

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) as supported by the Noticing Shareholder’s disclosure, there is no applicable information to be disclosed at this time (as the parties have not yet solicited proxies of shareholders, have not engaged a proxy solicitor, and have not yet determined the methods to be used to solicit proxies), and when there is no applicable information, under Rule 14a-5(a) no statement need be made.

Item 2.d, Page 3 Comment Letter:  Item 4(b)(4):  The Shareholder failed to state the total amount estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of security holders.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

The Company’s Bylaws require no such information, as they only require information related to the Holder.  This Item does not relate to the Holder.  It relates to the mechanics of the solicitation.

Even if it did relate to the Holder, there is no information to disclose (and thus no disclosure is required), as the parties are in the process of formulating and determining plans and methods for soliciting proxies, including the anticipated costs of such solicitation.  This information will be provided in the proxy statement.

Although no disclosure is required, the Noticing Shareholder stated:  “As of the date of this letter, neither the Shareholder and the Blue Lion Parties, nor any of their affiliates or associates, have formally retained any person to make solicitations or recommendations to shareholders for the purpose of assisting in the solicitation for the Proposals or election of the Nominees as Directors.”  Page 12.

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) as supported by the Noticing Shareholder’s disclosure, there is no applicable information to be disclosed at this time (as the parties are in the process of formulating and determining plans and methods for soliciting proxies, including the anticipated costs of such solicitation), and when there is no applicable information, under Rule 14a-5(a) no statement need be made.

Item 2.e, Page 3 Comment Letter:  Item 4(b)(5):  Since the cost of the solicitation is to be borne initially by a person other than the Company, the Shareholder failed to state whether reimbursement will be sought from the Company, and, if so, whether the question of such reimbursement will be submitted to a vote of security holders.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws require no such information, as they only require information related to the Holder.  This Item does not relate to the Holder.  It relates to the mechanics of the solicitation.

Even if it did relate to the Holder, there is no information to disclose (and thus no disclosure is required), as the parties are in the process of formulating and determining plans and methods for soliciting proxies, including matters related to reimbursement.

Although no disclosure is required, the Noticing Shareholder stated:  “As of the date of this letter, neither the Shareholder and the Blue Lion Parties, nor any of their affiliates or associates, have formally retained any person to make solicitations or recommendations to shareholders for the purpose of assisting in the solicitation for the Proposals or election of the Nominees as Directors.”  Page 12.

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) as highlighted by the Noticing Shareholder’s disclosure, there is no applicable information to be disclosed at this time, and when there is no applicable information, under Rule 14a-5(a) no statement need be made.

Item 2.f, Page 3 Comment Letter:  Item 5(b)(1)(v):  The Shareholder failed to state the amount of each class of securities of the Company which each participant, including the Blue Lion Parties (as defined in the Notice Letter), owns of record but not beneficially.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As required by the Bylaws, the Noticing Shareholder provided this information for the Noticing Shareholder and the Blue Lion Parties.  As discussed above, the Company’s Bylaws only require information related to the Holder, and do not require information for any other party, including other participants.

See all of the publicly available Schedule 13D filings, as amended to date, of Blue Lion Parties for more information which clearly describes their holdings and relationships in detail.

Notice Letter disclosure:

“The Shareholder owns of record 1,000 shares of the Company’s common stock, no par value (the “Common Sock” and shares of the Common Stock herein referred to as “Shares”).”  Page 1.

“The principal business of the Blue Lion Parties is to serve as an investment manager or adviser to various pooled investment vehicles, including, among other entities, BLOF II LP, Blue Lion Capital Master Fund, L.P. and Blue Lion Opportunity Master Fund, L.P., and separately managed accounts (collectively, the “Advisory Clients”).  The Blue Lion Parties have sole voting and dispositive power over the Shares held by the Advisory Clients.”  Page 1.

“The Blue Lion Parties beneficially own in the aggregate 1,605,109 Shares, which includes the Shares held by the Shareholder.”  Page 1.

“The Shareholder is the record holder of 1,000 Shares.  The Blue Lion Parties beneficially own in the aggregate 1,605,109 Shares, which includes the Shares held by the Shareholder.  In total, this represents 5.97% of the Company’s outstanding Shares.  The Blue Lion Parties have sole voting and dispositive power over the Shares held by the Advisory Clients.”  Page 4.

“Mr. Tanemura does not own Shares, beneficially (directly or indirectly) or of record, and it his understanding that none of his affiliates or associates own any Shares beneficially (directly or indirectly).”  Page 4.

“Mr. Miller does not own Shares, beneficially (directly or indirectly) or of record, and it his understanding that none of his affiliates or associates own any Shares beneficially (directly or indirectly).”  Page 4.

Item 2.g, Page 3 Comment Letter:  Item 5(b)(1)(vii):  The Shareholder failed to state and indicate, with regard to each participant, the amount of indebtedness as of the latest practicable date if any part of the purchase price or market value of any of the securities of the Company purchased or sold within the past two years is represented by funds borrowed.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As required by the Bylaws, the Noticing Shareholder provided this information for the Noticing Shareholder and the Blue Lion Parties.  As discussed above, the Company’s Bylaws only require information related to the Holder, and do not require information for any other party, including other participants.

As required by the proxy rules, the Noticing Shareholder and the Blue Lion Parties stated that they may purchase shares on margin, and that the amount of indebtedness as of the date of the Notice Letter was none.

No disclosure is required.  There is no applicable information to be disclosed, and when there is no applicable information, under Rule 14a-5(a) no statement need be made.

The Noticing Shareholder did provide the following related information:  “From time to time, the Shareholder and the Blue Lion Parties may purchase Shares using margin provided by banking institutions or brokerage firms on such firms’ usual terms and conditions.  All or part of the Shares may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities.  Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin.  Such indebtedness, if any, may be refinanced with other banks or broker-dealers.  Other than with regard to the margin accounts, as of the date of this Notice, the Shareholder and the Blue Lion Parties do not have any loans secured by Shares.”  Page 5.

Item 2.h, Page 3 Comment Letter:  Item 5(b)(1)(viii):  The Shareholder failed to state whether or not any of the participants is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies (and if there were any such contracts, arrangements or understandings, the Shareholder failed to name the parties to such contracts, arrangements or understandings and give the details thereof).

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As required by the Bylaws, the Noticing Shareholder provided this information for the Noticing Shareholder and the Blue Lion Parties.  As discussed above, the Company’s Bylaws only require information related to the Holder, and do not require information for any other party, including other participants.

Notice Letter disclosure:

“Except as otherwise set forth herein, the Shareholder is not, nor has the Shareholder been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  Page 10.

“Except as otherwise set forth herein, the Blue Lion Parties are not, nor have the Blue Lion Parties been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  Page 11.

“Except as otherwise set forth herein, Mr. Tanemura is not, nor has he been within the past year, a party to any agreement, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  Page 5.

“Except as otherwise set forth herein, Mr. Miller is not, nor has he been within the past year, a party to any agreement, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  Page 5.

Item 2.i, Page 4 Comment Letter:  Item 5(b)(1)(ix):  The Shareholder failed to state the amount of securities of the Company owned beneficially, directly or indirectly, by each of the participant’s associates and the name and address of each such associate.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As required by the Bylaws, the Noticing Shareholder provided this information for the Noticing Shareholder and the Blue Lion Parties.  As discussed above, the Company’s Bylaws only require information related to the Holder, and do not require information for any other party, including other participants.

Even if this Item applied, it would relate only to the Noticing Shareholder and the Blue Lion Parties.  In any event, there is no information to disclose for any parties (and thus no disclosure is required), as no associates of the parties hold securities.

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) no disclosure is required regarding associates, as there is no applicable information to be disclosed.  When there is no applicable information, under Rule 14a-5(a) no statement need be made.

Item 2.j, Page 4 Comment Letter:  Item 5(b)(1)(x):  The Shareholder failed to state the amount of each class of securities of any parent or subsidiary of the Company which each participant owns beneficially, directly or indirectly.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws only require information related to the Holder, and do not require information for any other party, including other participants.  In any event there is no information to disclose (and thus no disclosure is required) for any parties, as no parties own any class of securities of any parent or subsidiary of the Company.

No disclosure is required, as there is no applicable information to be disclosed. When there is no applicable information, under Rule 14a-5(a) no statement need be made.
Item 2.k, Page 4 Comment Letter: Item 5(b)(1)(xi): The Shareholder failed to furnish for all associates of each participant the information required by Item 404(a) of Regulation S-K.
The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws require no such information, as they only require information related to the Holder.  This Item does not relate to the Holder.

In any event, there is no information to disclose for any parties (and thus no disclosure is required), as no associates of the parties hold securities.

No disclosure is required, as there is no applicable information to be disclosed. When there is no applicable information, under Rule 14a-5(a) no statement need be made.
Item 2.l, Page 4 Comment Letter:  Item 5(b)(2):  The Shareholder failed to describe any substantial interest, direct or indirect, by security holdings or otherwise, that any person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has in any matter to be acted upon at the meeting.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws only require this information for the Holder, and the Noticing Shareholder disclosed this information for the Noticing Shareholder and the Blue Lion Parties.  In any event, there is no information to disclose for any other parties (and thus no disclosure is required).

Notice Letter disclosure:

“The Shareholder has no material interest in the Proposals or the election of the Nominees other than in its capacity as a shareholder of the Company.  The Blue Lion Parties have no material interest in the Proposals or the election of the Nominees other than in their capacity as investment manager to the Advisory Clients and as beneficial holders of the Shares.”  Page 5.

No disclosure is required for any other party as the Bylaws only require information relating to the Holder.

Item 2.m, Page 4 Comment Letter:  Item 6(d):  To the extent known by the persons on whose behalf the solicitation is made, the Shareholder failed to furnish security ownership of certain beneficial owners substantially in the tabular form indicated in Item 403(a) of Regulation S-K.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws require no such information, as they only require information related to the Holder.  The Holder disclosed its ownership information.

No disclosure is required, as the Bylaws only require information relating to the Holder. The Holder disclosed its ownership information, as described above.
Item 2.n, Page 4 Comment Letter:  Item 6(d):  To the extent known by the persons on whose behalf the solicitation is made, the Shareholder failed to describe any arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As discussed above, the Company’s Bylaws only require information related to the Holder, and do not require information for any other party.

Even if it did apply, there is no information to disclose (and thus no disclosure is required), as the Holder knows of no such arrangements.

We note that the Company’s past proxy statements contain no affirmative statement that it does not know of any such arrangements, presumably because it did not know of any such arrangements, and no statement needed to be made.

No disclosure is required: (1) the Bylaws only require information relating to the Holder; and (2) no disclosure is required regarding this Item, as there is no applicable information to be disclosed.  When there is no applicable information, under Rule 14a-5(a) no statement need be made.

Item 2.o, Page 4 Comment Letter:  Item 7(b):  In the description of the business experience during the past five years of each director nominee, the Shareholder failed to describe the name and principal business of the corporation or other organization in which his occupations and employment were carried on.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

The Bylaws do not require that any of this information be provided for the Nominees.  The Noticing Shareholder included this disclosure voluntarily, acting in good faith to provide information it believed useful to the process.

In any event, the information is requested in the Questionnaire, and was provided by each Nominee by reference to their resumes.

Even if it had been required, the disclosure is in compliance with the rules.  Mr. Tanemura has been retired for the past five years, and the Noticing Shareholder named all of the companies where directorships are held.  Item 401(e)(2) of Regulation S-K.

Notice Letter disclosure:

“Mr. Tanemura is presently a private investor, and serves as a director for a number of entities, as set forth herein.  Since March 2012, Mr. Tanemura has served as a director of post-reorganization Lehman Brothers Holdings Inc. and, since March 2011, as a director of TPG Specialty Lending, Inc., an investment company registered under the Investment Company Act.  Also, since November 2012, he has served as a non-executive director of ICE Clear Credit in Chicago and, since 2009, he has served as a non-executive director of ICE Clear Europe in London, both wholly owned subsidiaries of IntercontinentalExchange, Inc.”  Page 3.

Resume disclosure:

The disclosure for Mr. Miller stated the name of the company where Mr. Miller worked during the past five years, FBR Capital Markets (a company with which the Company is very familiar, given that Mark Patterson, a director of the Company, was employed by FBR & Co., as disclosed in the Company’s Form 8-K filing on January 25, 2018), and the business that Mr. Miller conducted there.  The principal business of FBR Capital Markets is self-evident as it is a capital markets firm.

The Company itself – in every annual proxy statement delivered to shareholders since its IPO in 2012 – has failed to comply with this disclosure provision of the proxy rules with regard to its director, Victor H. Indiek.

“EXPERIENCE
Director        2012-Present
Lehman Brothers Holdings Inc., New York, NY
• Guide the post-reorganization LBHI and its affiliates in the liquidation of assets, resolution of disputed claims, management of expenses, and the distribution of cash to creditors. Served on the Derivatives, Non-Controlled Affiliates, Finance, and Loans and Banks committees.
Independent Director      2011-Present
TPG Specialty Lending, Inc., San Francisco, CA / New York, NY
• TSL (NYSE: TSLX) is a 1940 Act investment company engaged in middle-market lending in the United States and is managed by TSL Advisers, an affiliate of the global private investment firm TPG. Member of the Audit, Compensation, and Governance Committees.
Independent Director      2009-Present
ICE Clear Europe, London, UK (2009-Present); ICE Clear Credit, Chicago, IL (2012-Present)
• ICE Clear Europe (ICEU) and ICE Clear Credit (ICC) are wholly owned clearing houses of IntercontinentalExchange (NYSE: ICE). ICEU is regulated in the U.K by the Bank of England. ICEU and ICC are regulated in the U.S. by the SEC and CFTC.”

Notice Letter disclosure:

“Mr. Miller is a Chartered Financial Analyst and is presently a private investor.  He was the Managing Director and Head of the Financial Institutions Group of FBR Capital Markets from December 2005 to March 2017, where he oversaw and produced research on large cap banks, regional banks and mortgage banks.  Prior to becoming the Head of the Financial Institutions Group, Mr. Miller covered mortgage banks and thrifts for several years.”  Page 3.

Company disclosure:

Victor H. Indiek, Director.  Mr. Indiek joined the Board of Directors of HomeStreet, Inc. and the Bank upon the closing of our initial public offering in February 2012.  He has been a project manager at Quantum Partners since 2007 where he manages FDIC receiverships, including the disposition of the assets of failed banks.  [Note: The principal business of Quantum Partner is never stated.] He is currently a principal at Indiek Realty/Finance, which he formed in 1995.  [Note: The principal business of Indiek Realty/Finance is never stated.]

Item 3, Page 4 Comment Letter:  Section 1.13(b)(ii)(B) of the Bylaws requires a Noticing Shareholder to provide “a description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.” The Notice Letter states that the Blue Lion Parties will bear the cost of the intended solicitation, but it failed to provide a description of any other agreements, arrangements or understandings between the Shareholder, the Shareholder’s nominees and the Blue Lion Parties.  While there may be an agreement or understanding among the Blue Lion Parties and the Shareholder, at a minimum, with respect to voting on the Shareholder’s proposals and nominees, the Notice Letter is silent as to such matters. As defined in the Notice Letter, “Blue Lion Parties” includes only Roaring Blue Lion Capital Management, L.P. and Mr. Griege, not the Shareholder or Roaring Blue Lion, LLC.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

All such existing agreements, arrangements or understandings were stated in the Notice Letter.  There are no other agreements, arrangements or understandings, and thus no other disclosure is required.

Notice Letter disclosure:

“The Blue Lion Parties will reimburse the Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting.  The Blue Lion Parties will bear the cost of the intended solicitation of proxies for use at the Annual Meeting.  Mr. Tanemura does not have any arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  Mr. Miller does not have any arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  None of the Nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to each other or any other person as to how he, if elected as a director of the Company, will act or vote on any issue or question.”  Page 6.

“The principal business of the Blue Lion Parties is to serve as an investment manager or adviser to various pooled investment vehicles, including, among other entities, BLOF II LP, Blue Lion Capital Master Fund, L.P. and Blue Lion Opportunity Master Fund, L.P., and separately managed accounts (collectively, the “Advisory Clients”).  The Blue Lion Parties have sole voting and dispositive power over the Shares held by the Advisory Clients.”  Page 1.

“Except as otherwise set forth herein, the Shareholder is not, nor has the Shareholder been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  Page 10.

Item 4, Page 5 Comment Letter:  Section 1.13(b)(iv) of the Bylaws requires a Noticing Shareholder to provide “a representation that the Noticing Shareholder intends to vote or cause to be voted such stock at the meeting.” The Shareholder failed to provide such representation.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

The assertion that the Notice Letter is deficient because it is not clear that the Noticing Shareholder or its representative will vote the shares at the meeting is absurd.  The Noticing Shareholder represented in the Notice Letter that it intends to be at the meeting, in person or by a representative, to submit the proposals and the nominees for a vote at the meeting.  It also represented in the Notice Letter that it would actively solicit proxies sufficient to ensure that the Proposals are passed and that the Nominees are elected.  The Blue Lion Parties have also consistently stated in their public filings that they will solicit votes for the Nominees.  These representations collectively are sufficient notice to the Company that the Noticing Shareholder intends to be present at the meeting and vote all proxies submitted, including its own, sufficient to approve the Proposals and elect the Nominees.

Notice Letter disclosure:

“The Shareholder is a holder of record of Shares entitled to vote at the Annual Meeting and intends to appear in person or by a representative at the Annual Meeting to propose the Proposals and to nominate Mr. Ronald K. Tanemura and Mr. Paul J. Miller for election to the Board of Directors.  The Shareholder intends to deliver a proxy statement and proxy card to holders of at least the percentage of the Company’s outstanding capital stock required to approve the Proposals and Nominees and otherwise to solicit proxies from shareholders in support of the Proposals and nominations.”  Page 2.

Item 7, Page 6 Comment Letter:  In addition to the above, the Company notes that the Notice Letter includes a number of statements to the effect that the Shareholder, the Blue Lion Parties and/or the Nominees (as defined in the Notice Letter) do not have anything to disclose with respect to various requirements (e.g., “The Shareholder has no material interest in the Proposals or the election of the Nominees other than in the Shareholder’s capacity as a shareholder of the Company.”; “The Blue Lion Parties have no material interest in the Proposals or the election of the Nominees other than in their capacity as investment manager to the Advisory Clients and as beneficial holders of the Shares.”; “The Nominees have not had any transactions in securities of the Company.”).  However, the Notice Letter does not include similar statements concerning various Bylaw requirements.

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

As detailed above and below, the Notice Letter fully provides all required information.

Neither the Bylaws nor the proxy rules require any statement when an Item is not applicable.

See below for detailed response.
Item 7.a, Page 6 Comment Letter:  There is no statement, pursuant to Section 1.13(b)(i)(G) of the Bylaws, regarding “any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity.”

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

Neither the Bylaws nor the proxy rules require any statement when an Item is not applicable, and this Item is not applicable, as the Holder has no such interests in any such capacity, and this item could in no respect be applicable to the Holder.

No disclosure is required regarding this Item, as there is no applicable information to be disclosed.  When there is no applicable information, neither the Bylaws nor the proxy rules require that a statement be made.  See also Rule 14a-5.

Item 7.b, Page 7 Comment Letter:  There is no statement, pursuant to Section 1.13(b)(i)(H) of the Bylaws, regarding “any performance-related fees (other than an asset-based fee) that the Holder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any.”

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

Neither the Bylaws nor the proxy rules require any statement when an Item is not applicable, and this Item is not applicable, as the Holder is not entitled to any such fees in any capacity, and this item could in no respect be applicable to the Holder.

No disclosure is required regarding this Item, as there is no applicable information to be disclosed.  When there is no applicable information, neither the Bylaws nor the proxy rules require that a statement be made.  See also Rule 14a-5.

Item 7.c, Page 7 Comment Letter:  There is no “description,” pursuant to Section 1.13(b)(iii)(D) of the Bylaws, “of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand.”

The Company’s assertion is false.  The Noticing Shareholder provided all of the required information.

Neither the Bylaws nor the proxy rules require any statement when an Item is not applicable, and this Item is not applicable, as the Holder is not a party to any such agreements, arrangements, and understandings.

Nonetheless, as this Item could potentially apply to the Holder, the Holder voluntarily, acting in good faith, disclosed that the Item did not apply.

No disclosure is required regarding this Item, as there is no applicable information to be disclosed.  When there is no applicable information, neither the Bylaws nor the proxy rules require that a statement be made.  See also Rule 14a-5.

Nonetheless, the following voluntary disclosure was made:  “During the past three years, neither Nominee has entered into any agreement, arrangement or understanding with the Shareholder or the Blue Lion Parties regarding any compensation (direct or indirect) or any monetary agreements, and except as set forth herein, there are not any other material relationships between or among the Shareholder and the Blue Lion Parties and their respective affiliates and associates (except as provided herein, there are no other parties acting in concert with the Shareholder and the Blue Lion Parties), on the one hand, and each proposed Nominee, and his respective affiliates and associates (except as provided herein, there are no other parties acting in concert with the Nominees), on the other hand.”  Page 9.

Ronald K. Tanemura Questionnaire
Purported Deficiency	Response	Information Contained in Notice Letter
Item 5.a, Page 5 Comment Letter:  Question 2(d):  Mr. Tanemura failed to indicate whether each of the companies in which he serves as a director is registered under Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or is registered as an investment company under the Investment Company Act of 1940, as amended.

The Company’s assertion is false.  Mr. Tanemura provided all of the required information.

Mr. Tanemura’s response referenced his resume, which was submitted with the Questionnaire, and the resume clearly indicates that TPG Specialty Lending, Inc. is an investment company registered under the Investment Company Act.  The Notice Letter also clearly states this fact, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “indicate which, if any” of the applicable companies is registered under, or subject to reporting requirements of, the referenced federal acts implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

Notice Letter disclosure:

“Mr. Tanemura serves as a director of TPG Specialty Lending, Inc., an investment company registered under the Investment Company Act.  Other than TPG Specialty Lending, Inc., Mr. Tanemura does not presently serve, nor has he served during the past five years, as a director of any corporation, partnership or other entity that has a class of equity securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation, partnership or other entity registered as an investment company under the Investment Company Act of 1940, as amended.”  Pages 5-6.

Resume disclosure:

“EXPERIENCE
Director      2012-Present
Lehman Brothers Holdings Inc., New York, NY
• Guide the post-reorganization LBHI and its affiliates in the liquidation of assets, resolution of disputed claims, management of expenses, and the distribution of cash to creditors. Served on the Derivatives, Non-Controlled Affiliates, Finance, and Loans and Banks committees.
Independent Director      2011-Present
TPG Specialty Lending, Inc., San Francisco, CA / New York, NY
• TSL (NYSE: TSLX) is a 1940 Act investment company engaged in middle-market lending in the United States and is managed by TSL Advisers, an affiliate of the global private investment firm TPG. Member of the Audit, Compensation, and Governance Committees.
Independent Director      2009-Present
ICE Clear Europe, London, UK (2009-Present); ICE Clear Credit, Chicago, IL (2012-Present)
• ICE Clear Europe (ICEU) and ICE Clear Credit (ICC) are wholly owned clearing houses of IntercontinentalExchange (NYSE: ICE). ICEU is regulated in the U.K by the Bank of England. ICEU and ICC are regulated in the U.S. by the SEC and CFTC.”

Paul Miller, Jr. Questionnaire
Purported Deficiency	Response	Information Contained in Notice Letter
Item 6.a, Page 5 Comment Letter:  Question 2(b):  While Mr. Miller checked the box “yes,” there is no explanation or disclosure of what kind of arrangement or understanding exists.

“Is there any ‘arrangement’ between you and any other ‘person’ or ‘persons’ pursuant to which you were (or are to be) nominated or selected as a director of the Company, including, but not limited to, any arrangements whereby a third party has agreed to pay or reimburse expenses related to your candidacy as a director and/or to pay health premiums or indemnification in connection with your candidacy or service as a director?”

“If yes, please name such person(s) and briefly describe such arrangement or understanding.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Notice Letter provides all of the applicable information, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Furthermore, Mr. Miller also made the following certification to the Company as part of the Notice Letter submission:

“I am not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Company.”

Notice Letter disclosure:

“The Blue Lion Parties will reimburse the Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting.  The Blue Lion Parties will bear the cost of the intended solicitation of proxies for use at the Annual Meeting.  Mr. Tanemura does not have any arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  Mr. Miller does not have any arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  None of the Nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to each other or any other person as to how he, if elected as a director of the Company, will act or vote on any issue or question.”  Page 11.

Item 6.b, Page 5 Comment Letter:  Question 5(n):  Mr. Miller failed to provide a response.

“Disclose your and your affiliates’ ownership in derivatives, market contracts or agreements you and/or your affiliates have made to borrow or lend shares for any reason, including any short sale agreement relating to the shares of the Company.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable, as Mr. Miller has no such ownership.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Furthermore, the Notice Letter makes it clear that Mr. Miller does not own any shares (directly or indirectly) and has not been a party to any such agreements, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “disclose” ownership in the applicable derivatives, market contracts or agreements implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, particularly, in light of the Notice Letter disclosure.

Notice Letter disclosure:

“Mr. Miller does not own Shares, beneficially (directly or indirectly) or of record, and it his understanding that none of his affiliates or associates own any Shares beneficially (directly or indirectly).”  Page 4.

“Except as otherwise set forth herein, Mr. Miller is not, nor has he been within the past year, a party to any agreement, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or the right to vote any shares of any security of the Company.”  Page 5.

Item 6.c, Page 5 Comment Letter:   Question 7(c)(10):  Mr. Miller failed to provide a response.

“Do you hold any financial or accounting-related professional certificates or licenses or are you a member in good standing of a financial or accounting-related professional association?”

The Company’s assertion is false.  Mr. Miller provided all of the required information by submitting his resume with the Questionnaire.

Mr. Miller responded to Question 1(d) of the Questionnaire, indicating that he held a CFA certification.  He also attached his resume, which indicates the professional certificates and licenses that he holds.  Moreover, the Notice Letter specifically said that Mr. Miller is a CFA.

Mr. Miller, in responding to the Questionnaire attached his resume, which indicates the professional certificates and licenses that he holds.  See Notice Letter at page 79.  Indeed, in the Questionnaire itself, Mr. Miller , and Mr. Miller identifies his CFA certification in response to Question1(d) of the Questionnaire.  Moreover, the Notice Letter said that Mr. Miller is a CFA.  See Notice Letter at page 3.

Resume disclosure:

“EDUCATION AND CREDENTIALS
Master of Science, Economics, University of Delaware, May 1991
Bachelor of Science, Economics and Bachelor of Arts, International Relations, University of Delaware, May 1989
Chartered Financial Analyst, 1998
Professional Licenses held:  FINRA Series 7, 24 and 87.”

Item 6.d, Page 6 Comment Letter:  Question 7(d)(1):  Mr. Miller failed to provide a response.

“Have you in the past fiscal year, accepted, or do you plan to, in 2018, accept, directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, other than in your capacity as a member of the compensation committee, the board of directors or any other board committee? For purposes of the preceding sentence, ‘indirect’ includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with you or by an entity in which you are a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupy a similar position and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any of its subsidiaries.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Indeed, Question 7(d) of the Questionnaire includes some prefatory language indicating that Question 7(d) is “[t]o be answered only by members or proposed members of the Compensation Committee,” which is not applicable to Mr. Miller.

Furthermore, the Notice Letter makes it clear that Mr. Miller is not a party to any such arrangement or understanding with the Company, and the Questionnaire was attached to, and part of, the Notice Letter submission.

No disclosure is required, particularly, in light of the Notice Letter disclosure.

Notice Letter disclosure:

“Mr. Miller does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.” Page 5.

“Since the beginning of the Company’s last fiscal year, none of the Nominees, nor any member of their immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Nominees, nor any member of their immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.”  Page 9

Item 6.e, Page 6 Comment Letter:  Question 7(d)(2):  Mr. Miller failed to provide a response.

“The board of directors must consider your sources of compensation in determining your independence and eligibility to serve as a member of the compensation committee.  This includes consideration of whether you receive compensation from any person or entity that would impair your ability to make independent judgments about the Company’s executive compensation.  For this purpose, please identify the sources of your compensation (other than any compensation identified in the question immediately above).  Please note that this does not require you to identify the amounts paid in compensation.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

The Notice Letter indicates that Mr. Miller is a private investor with no current employer, and thus receives no compensation, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “identify” the sources of their compensation implies identification of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

Indeed, Question 7(d) of the Questionnaire includes some prefatory language indicating that Question 7(d) is “[t]o be answered only by members or proposed members of the Compensation Committee,” which is not applicable to Mr. Miller

No disclosure is required, particularly, in light of the Notice Letter disclosure. Notice Letter disclosure: “Mr. Miller is a Chartered Financial Analyst and is presently a private investor.” Page 3

Item 6.f, Page 6 Comment Letter:  Question 8(a) – Part 1:  Mr. Miller failed to provide a response.

“Describe briefly any transaction or series of similar transactions (i.e., loans, guarantees, purchases, sales or leases of assets or the furnishing of services, including compensation for prior services), since January 1, 2017, or currently proposed, to which the Company or any of its subsidiaries or affiliates was or is to be a party, in which the amount involved exceeds $120,000 and in which you or any member of your immediate family had, or will have, a direct or indirect material interest.  This also includes transactions engaged in between the Company and any business in which you or any immediate family member, are an executive officer, general partner or greater than 10% equity owner.  Please Note: Transactions with ‘related persons’ must be disclosed as to any person who was a ‘related person’ at any time during the Company’s last fiscal year, even if not a ‘related person’ at the year end.  Please include in your description the aggregate amount involved in the transaction.  If any such transaction involved or is to involve the purchase or sale of assets by or to the Company or any of its affiliates, state: (i) the amount at which the assets were acquired or are to be acquired; (ii) the principle followed or to be followed in determining such amount; (iii) the persons making the determination and their relationship, if any, with the Company or you.”

“Describe any transaction of the kind described in subsection (a) above, to your knowledge, to which the Company or any affiliate of the Company was or is expected to become a party and in which any other director, director nominee, executive officer or 5% or greater shareholder had or will have any direct or indirect material interest.  In responding to this question, identify the relevant person and indicate the person’s relationship to you and the Company, the nature of such person’s interest in the transaction, the amount of the transaction and, where practicable, the amount of such person’s interest in the transaction.  If any such transaction involved or is to involve the purchase or sale of assets by or to the Company or any of its affiliates, other than in the ordinary course of business, state the cost of the assets to the purchaser and the cost thereof to the seller if acquired by the seller within two years prior to the transaction.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Furthermore, the Notice Letter makes it clear that Mr. Miller is not a party to any such arrangement or understanding with the Company, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “describe” the applicable transactions implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, particularly, in light of the Notice Letter disclosure.

Notice Letter disclosure:

“Mr. Miller does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.”  Page 5.

“Since the beginning of the Company’s last fiscal year, none of the Nominees, nor any member of their immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Nominees, nor any member of their immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.”  Page 9.

Item 6.f, Page 6 Comment Letter:  Question 8(a) – Part 2:  Mr. Miller failed to provide a response.

“Please indicate if any of the transactions described in your response to part (a) fall in any of the categories below and if so, indicate which categories apply.
(i) A transaction with another company at which a related person’s only relationship is an employee (other than an executive officer), or as a director or beneficial owner of less than 10% (together with all other related persons) of any equity interest in that company, or both, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of the company’s total annual revenues.
(ii) Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organizations total annual receipts.
(iii) Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).
(iv) Any transaction involving a related person where the rates or charges involved are determined by competitive bids.
(v) Any transaction with a related person involving the rending of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
(vi) Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under trust indenture or similar services.
 (vii) Any loan by Company’s banking or savings and loan subsidiary where the loan (a) is made in the ordinary course of business, (b) is on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable loans with persons not related to the lender and (c) does not involve more than normal risk of collectability or present other unfavorable features.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Furthermore, the Notice Letter makes it clear that Mr. Miller is not a party to any such arrangement or understanding with the Company, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “indicate” whether the transactions described in part (a) fall within any of the applicable categories implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, particularly, in light of the Notice Letter disclosure.

Notice Letter disclosure:

“Mr. Miller does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.”  Page 5.

“Since the beginning of the Company’s last fiscal year, none of the Nominees, nor any member of their immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Nominees, nor any member of their immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.”  Page 9.

Item 6.f, Page 6 Comment Letter:  Question 8(b):  Mr. Miller failed to provide a response.

“If you are a director or a nominee for director, please indicate whether you are now, or were during the applicable period, an executive officer of, or owned of record or beneficially in excess of 10% of the equity interest in, any business or professional entity:
(1) which has made payments to the Company or its subsidiaries for property or services, during 2017, or proposes to make payments during 2018, in excess of 5% of (i) the Company’s consolidated gross revenues for that year, or (ii) such entity’s consolidated gross revenues for its fiscal year in which the payments were made.  If so, identify the entity, your position or ownership interest, the relationship between the entity and the Company and the amount of the business done between the Company and the entity during the applicable year(s) or proposed to be done during 2017.
(2) to which the Company or its subsidiaries has made payments for property or services, during 2017, or to which the Company proposes to make payments during 2018, in excess of 5% of (i) the Company’s consolidated gross revenues for that year, or (ii) such entity’s consolidated gross revenues for its fiscal year in which the payments were made.  If so, identify the entity, your position or ownership interest, the relationship between the entity and the Company and the amount of the business done between the Company and the entity during the applicable period or proposed to be done during 2018.
 (3) to which the Company or its subsidiaries was indebted, at the end of 2017, in an amount greater than 5% of the Company’s total consolidated assets at the end of such year.  If so, identify the entity, your position or ownership interest, the relationship between the entity and the Company and the amount of indebtedness for the applicable year(s).”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Furthermore, the Notice Letter makes it clear that Mr. Miller is not a party to any such arrangement or understanding with the Company, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “indicate” whether the respondent is or was an applicable executive officer or owner implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, particularly, in light of the Notice Letter disclosure.

[For the Company’s future reference please note: The Questionnaire does not appear to include a response box for respondents to include their responses to this question.]

Notice Letter disclosure:

“Mr. Miller does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.”  Page 5.

“Since the beginning of the Company’s last fiscal year, none of the Nominees, nor any member of their immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Nominees, nor any member of their immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.”  Page 9.

Item 6.f, Page 6 Comment Letter:   Question 8(c):  Mr. Miller failed to provide a response.

“If any transaction is reported above, state any direct or indirect remuneration or compensation you received as a direct result of such transaction or transactions.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Furthermore, the Notice Letter makes it clear that Mr. Miller is not a party to any such arrangement or understanding with the Company, and the Questionnaire was attached to, and part of, the Notice Letter submission.

Additionally, the Questionnaire’s request that respondents “state” any direct or indirect remuneration or compensation implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, particularly, in light of the Notice Letter disclosure.

Notice Letter disclosure:

“Mr. Miller does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.”  Page 5.

“Since the beginning of the Company’s last fiscal year, none of the Nominees, nor any member of their immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Nominees, nor any member of their immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.”  Page 9.

Item 6.f, Page 6 Comment Letter:  Question 8(f):  Mr. Miller failed to provide a response.

“Describe any insurance or indemnification arrangement of which you are aware under which any director, officer or controlling person of the Company is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such, other than pursuant to a statutory provision, the Company’s charter or bylaws or the Company’s standard director and officer indemnification agreement.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Additionally, the Questionnaire’s request that respondents “describe” applicable insurance or indemnification arrangements implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, as there is no applicable disclosure.

Item 6.g, Page 6 Comment Letter:  Question 9:  Mr. Miller failed to provide a response.

“Describe any loan or indebtedness currently outstanding or proposed that is or will be owed by you, any member of your immediate family, or any other associate of yours, to the Company or its subsidiaries or to a financial institution or other business entity where the Company or a subsidiary, directly or indirectly, compensated the financial institution or other business entity or otherwise arranged for the extension of credit.  Such compensation may include but is not limited to guaranteeing such loan or indebtedness, maintaining or increasing accounts or compensating balances, undertaking in writing or orally to increase its requests for loans, or paying a higher rate of interest on its loans.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Additionally, the Questionnaire’s request that respondents “describe” applicable loans or indebtedness implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

No disclosure is required, as there is no applicable disclosure.
Item 6.h, Page 6 Comment Letter:  Question 10(b):  Mr. Miller failed to provide a response.

“Has any credit been extended to you by any financial institution other than the Bank, or is any prior credit outstanding, and if so, what is the amount of that credit and from what financial institution was it obtained?  This includes any extensions of credit which you guarantee or which arises as a result of a derivative transaction.  Please provide a description of the terms, including the interest rate, collateral, maturity, and payment schedule.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

In responding to Question 10(b) of the Questionnaire, Mr. Miller misread the question and thought it was asking about credit extended by the Company or its affiliates, and he did not respond, as he has no such credit.  To support the confusion, it is noteworthy that Question 10(a) relates to indebtedness to the “Company,” and Question 10(c) relates to indebtedness to the “Bank,” yet Question 10(b) relates to neither the Company nor the Bank.  He has subsequently realized it is asking about credit from other financial institutions, and he will supply that information to the Company.  This was an inadvertent and immaterial clerical error.

In responding to Question 10(b) of the Questionnaire, Mr. Miller misread the question and thought it was asking about credit extended by the Company or its affiliates, and he did not respond, as he has no such credit.  To support the confusion, it is noteworthy that Question 10(a) relates to indebtedness to the “Company,” and Question 10(c) relates to indebtedness to the “Bank,” yet Question 10(b) relates to neither the Company nor the Bank.  He has subsequently realized it is asking about credit from other financial institutions, and he will supply that information to the Company.  This was an inadvertent and immaterial clerical error.

Item 6.i, Page 6 Comment Letter:  Question 10(d):  Mr. Miller failed to provide a response.

“Please list all of your Related Interests, including a description of the position you hold with the company or entity and percentage of ownership interest as of the present date.  Note: Any interest you may have in a spouse’s company would also result in a Related Interest.  If you have any question as to whether a particular company or entity is a Related Interest, please contact Rachel Hughes to discuss.  Following is a list of Related Interests you have provided in the past, please update as necessary.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Additionally, the Questionnaire’s request that respondents “list” Related Interests implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.

Immediately below the response box is a prompt that asks “Is the above information complete and correct in all respects?” to which Mr. Miller checked a “Yes” box in response, meaning that there are none as provided above (certifying that his blank responses to Question 10(d) were accurate (i.e., there was nothing to disclose)).

No disclosure is required, as there is no applicable information.
Item 6.j, Page 6 Comment Letter:  Question 11(a)-(d):  Mr. Miller failed to provide a response.

“Please state whether you are aware of any of the following payments made by or on behalf of the Company or from its assets by any of its officers, directors, employees or agents.  If so, please provide details.
(a) Any political contributions to any candidates for local, state or national office, or to any campaign with respect to any proposition or other ballot measure.
(b) Any payment, direct or indirect, to any government official, employee or agent other than in satisfaction of a lawful obligation of the Company.
(c) Any amounts received with an understanding that rebates, credits, allowances or refunds will be made to the payor or a third party, either directly or indirectly, in violation of the laws of any jurisdiction.
 (d) Any payment or receipt of funds, the purpose or source of which is not fully disclosed, or is inaccurately disclosed, in the books and records of the Company.”

The Company’s assertion is false.  Mr. Miller provided all of the required information.

The Bylaws do not require any statement when an Item is not applicable, and this Item is not applicable.  Also, Mr. Miller certified that his questionnaire contained no material misstatements and no material omissions.

Additionally, the Questionnaire’s request that respondents “state” awareness of any of the applicable payments implies disclosure of only applicable information and is inconsistent with the Company’s assertion that the absence of applicable information be affirmatively stated, thereby creating ambiguity in the Questionnaire.
No disclosure is required, as there is no applicable information.